Exhibit 10.1

Assignment Agreement

This agreement (“Agreement”) is entered into by and between Neonode Inc. (“Neonode”), a Delaware corporation with a place of business at 2880 Zanker Road, Suite 362, San Jose, CA 95134, and Aequitas Technologies LLC (“Aequitas”), a California limited liability company with its principal place of business at 2561 Park Avenue, Laguna Beach, CA 92651. Neonode and Aequitas shall be collectively referred to as Parties or individually as a Party. The effective date of this Agreement shall be the date on which the last Party executes (“Effective Date”).

WHEREAS, Neonode is the sole and exclusive owner of the US and non-US patents and patent applications listed in Exhibit A attached hereto (“Patents”);

WHEREAS, Aequitas is in the business of monetizing patents;

WHEREAS, Neonode would like to assign the Patents to Aequitas for monetization, and Aequitas desires to have the Patents assigned to it and to monetize the Patents; and

THEREFORE, in consideration of the promises and mutual covenants contained herein and for good and other valuable consideration, Neonode and Aequitas agree as follows:

1. Assignment of Patents and Monetization Efforts

a.	Neonode hereby assigns to Aequitas, and Aequitas hereby accepts from Neonode, all right, title, and interest in and to the Patents, including any and all inventions claimed and discoveries claimed in the Patents, any and all legal rights held by Neonode includes the rights to sue and collect damages for past, present, and future infringement of any and all of the Patents, to collect royalties under the Patents, to prosecute all existing Patents worldwide, to apply for additional patent applications claiming priority from the Patents worldwide, to have patents issue in the name of Aequitas, and to practice any invention covered by the Patents.

b.	Neonode further hereby assigns to Aequitas and Aequitas hereby acquires and accepts from Neonode all right, title and interest in, to and under all causes of action and enforcement rights, whether known or unknown, currently pending, filed, or otherwise, for the Patents, including all rights to pursue damages, injunctive relief and other remedies for past, current, and future infringement of the Patents. To the extent permissible by law, Neonode hereby transfers all rights to assert any work product and attorney client privilege that related exclusively to the prosecution and enforcement of the Patents and embodied or contained in the prosecution history files transferred pursuant to this Agreement.

c.	Aequitas hereby agrees to monetize the Patents as follows: 1) to identify, select, negotiate with, and engage law firm(s) for legal representation in licensing and enforcement (“Litigation Counsel”) and a third-party investor, if necessary, to finance any costs and fees associated with licensing and enforcement (“Investor”), 2) to identify, investigate and document potential infringers with Litigation Counsel, 3) to plan and manage licensing and enforcement effort with Litigation Counsel, and 4) to negotiate settlement and license agreements with defendants and licensees. Neonode shall execute and deliver to Aequitas the Assignment attached as Exhibit B within thirty (30) days of the Effective Date. From time to time, Neonode shall execute further instruments and take such other actions as may be reasonably requested by Aequitas to vest or confirm title to the Patents in Aequitas as contemplated by the assignment under this Agreement.

d.	Within thirty (30) days of the Effective Date, or later if so requested by Aequitas, Neonode shall ship, at Aequitas’ expense, to Aequitas or Litigation Counsel, via Federal Express or other reliable overnight and trackable delivery service, the executed originals or certified copies of the Assignment at Exhibit B, along with all material, non-privileged files and documents in the possession of Neonode regarding the Patents, which may include to the extent available (i) Letters Patents, (ii) assignments for the Patents, (iii) documents and materials evidencing dates of invention, including dates of conception and reduction to practice, (iv) prosecution history files for all issued, pending, or abandoned Patents, (v) current electronic copy of docket report for the Patents accurately setting forth to the best of Neonode’s knowledge any and all dates relevant to the prosecution and/or maintenance of the Patents. Within thirty (30) days of the Effective Date, or later if so requested by Aequitas, Neonode shall use reasonable efforts to ship at Aequitas’ expense to Aequitas or Litigation Counsel any material privileged documents that relate directly or exclusively to a Patent. However, Neonode shall not be obligated to transfer any privileged documents that related to Neonode’s valuation or evaluation of the Patents (individually or collectively), or Neonode’s monetization options or plans for the Patents, such as privileged documents related to the execution of this Agreement or negotiations preceding this Agreement. Notwithstanding anyting else to the contrary, Neonode shall only be obliged to transfer the files and documents that are: (i) actually in possession of Neonode, (ii) able to be located by Neonode using reasonable diligence, and (iii) associated with the file of a Patent in the ordinary course of business. The above shipping expenses shall be considered “Costs” under Section 2.

e.	Within thirty (30) days of the Effective Date, Neonode shall promptly inform any patent agents of the transfer of ownership of the Patents. Neonode and Aequitas shall work together in recording the assignment of the Patents at the USPTO and other Patent Offices. Aequitas shall be entirely and solely responsible for all third party costs or charges incurred by Neonode at Aequitas request for the transfer and assignment activities at the USPTO and other Patent Offices under this Section 1, which shall be considered Costs as defined in Section 2.

f.	Subject to the foregoing assignment of the Patents, Aequitas hereby grants to Neonode a non-exclusive, royalty-free, perpetual license under the Patents to make, have made, use, import, export, distribute, offer for sale sell, or have sold, any products and services which meet all the limitations of any claim of any Patent whether directly, contributorily, or by inducement (“Licensed Product”), including for Neonode to practice any method, service, process, or procedure related thereto in each case for the lives of the Patents, but with no right to grant sublicenses. In the event that Neonode makes, have made, uses, imports, offers for sale or sells such products or services, Neonode agrees to mark such products or services with the applicable patent numbers. For the avoidance of doubt, the foregoing license shall extend to any system or product of a third party that includes a Licensed Product where such third party product or system would not infringe a Patent but for the inclusion therein of a Licensed Product. Notwithstanding the foregoing, Neonode agrees that it will not sell products or services that interfere with Aequitas’ efforts to monetize the Patents to an Exclusive Party, wherein an “Exclusive Party” is a) an infringer of one or more of the Asserted Patents (as defined below), b) a party with whom Aequitas and/or Litigation Counsel has initiated discussions for monetization of the Asserted Patents, or c) a declaratory judgment plaintiff or an infringement defendant under one or more of the Asserted Patents.

g.	Neonode may transfer its rights under this section 1e and 1f to a third party (i) in connection with the sale or other disposition by Neonode of a product line, business unit, division or subsidiary of Neonode to which the Patents related, or (ii) to the extent necessary to enable Neonode to make, have made, import, reproduce, sell, or distribute Licensed Products, provided that Neonode informs Aequitas of such transfer in advance and the transferee agrees to be bound by the terms of this Agreement.

h.	Any transfer of ownership or resale of the Patents by Aequitas must be made subject to being bound by this Agreement.

2. Consideration and Payment Terms

In consideration of the Assignment executed by this Agreement, Neonode shall receive fifty percent (50%) of Net Proceeds as defined below:

“Total Recoveries” shall mean all cash and non-cash consideration received by Aequitas from monetizing the Patents, including but not limited to all licensing and enforcement activities relating to or in connection with the Patents, or any royalties or other fees, payments or income receipts, damages, or other compensatory payments received related to the purchase, licensing, use or enforcement of the Patents.

“Costs” shall mean all out of pocket costs and expenses incurred (without any allocation among Exclusive Parties) with third parties by Aequitas or Litigation Counsel in connection with monetizing the Patents, including without limitation:

a.	fees and costs of consultants, experts and Investor,
b.	reasonable travelling and lodging expenses,
c.	duplicating, stenographer, postage, courier and similar expenses,
d.	court costs, and
e.	legal and other costs incurred in defending any action or counterclaim with respect to the Patents and any inter partes review proceeding before the Patent Trial and Appeal Board.

Costs shall not include, for example, Aequitas’ internal costs of managing the Patents or overhead, including compensation for employees, consultants, officers, principals, or shareholders of Aequitas, or any affiliate of Aequitas, or any management or internal costs in connection with records, accounting, calculating, reporting or paying any Costs and Net Proceeds.

“Litigation Counsel Fees” shall mean Litigation Counsel fees (whether on an hourly or contingent basis and whether for general, litigation or local counsel, including paralegal) in connection with monetizing the Patents.

“Net Proceeds” shall mean Total Recoveries less Costs and Litigation Counsel Fees.

Aequitas shall distribute Total Recoveries in the following order of priority: first to Litigation Counsel for its Costs and Litigation Counsel Fees, then to Aequitas for its Costs, then 50% of Net Proceeds to Aequitas and 50% of Net Proceeds to Neonode. The Parties agree to negotiate in good faith the fair value of any non-cash consideration before distribution hereunder.

Total Recoveries payable to Neonode shall be due within fourteen (14) calendar days of each receipt of Total Recoveries by Aequitas. In the event that Total Recoveries are paid to a trust account maintained on Aequitas’ behalf by Litigation Counsel, Litigation Counsel shall be directed to distribute to Aequitas and Neonode accordingly. Total Recoveries shall be paid in United States dollars. Any payments to Neonode shall be made by wire transfer to:

Bank: [            ]

Bank Address: [                 ]

Account Name: Neonode Inc.

Account Number: [                ]

ABA No.: [                ]

For each receipt or distribution of Total Recoveries, Aequitas shall provide Neonode with a summary of itemized Costs, Total Recoveries, Litigation Counsel Fees, and Net Proceeds. In addition, Aequitas shall provide periodic expense reports as received from Litigation Counsel as well as upon Neonode’s request. Neonode shall have the right to audit Aequitas’ Costs and Litigation Counsel Fees once a year.

3. Neonode Representations and Warranties

Neonode represents and warrants to Aequitas that as of the Effective Date:

a.	Neonode is the sole and exclusive owner of the Patents and has all right, title, interest arising from such ownership of each of the Patents, free and clear of any liens, security interests, encumbrances, or restrictions on transfer, and including the right to sue for past, present, and future infringement thereof.

b.	The identity of all inventors of the inventions described in the Patents has been fully disclosed to the US Patent and Trademark Office as required by law, and Neonode has obtained previously executed assignments or other documents effective for conveyance of legal title for each of the Patents. Neonode either has or will properly record or cooperate to have the assignment recorded with any appropriate patent office or governmental authority as necessary to perfect Neonode’s rights and title to each of the Patents.

c.	There has been no assignment, license, cross-license, transfer or conveyance of any rights, title, claims, interest or privileges with respect to the Patents to any third party, and the Patents are not subject to any covenant not to sue.

d.	The Patents are not and have not been subject to any action or proceeding concerning their infringement, validity, enforceability, inventorship or ownership.

e.	Neonode has no knowledge of any facts that could give rise to a claim that the Patents are invalid or unenforceable; and Neonode has not engaged in any conduct or omitted to perform any necessary act, the result of which could invalidate the Patents or preclude their enforceability (including collection of past damages).

f.	Neonode has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations hereunder.

g.	The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with or constitute a default under or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under any agreement to which Neonode is a party.

4. Aequitas Representations and Warranties

Aequitas represents and warrants to Neonode that as of Effective Date:

a.	Aequitas has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations hereunder;

b.	The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with or constitute a default under or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under any agreement to which Aequitas is a party.

5. Enforcement of Patent Rights

a.	Aequitas shall use good faith effort to perform services described in Section 1. Aequitas shall attempt to negotiate licenses with companies that Litigation Counsel determines are infringing the Patents. Notwithstanding the foregoing, Aequitas may terminate this Agreement at any time by sending written notice to Neonode and assigning the Patents back to Neonode if Aequitas determines in its sole judgment that licensing or enforcement of the Patents is commercially unreasonable, unlawful or illegal.

b.	During the term of this Agreement, Aequitas shall pay all patent maintenance fees and prosecution costs and fees for any of the Patents (including continuations, divisions, re-issues and ex parte re-examinations, if applicable) that are actually asserted or enforced against one or more Exclusive Parties by Litigation Counsel (“Asserted Patents”). Such fees and costs shall be considered Costs under Section 2. To the extent that Aequitas decides not to prosecute or maintain any non-Asserted Patents, Aequitas shall notify Neonode in advance so that Neonode, in its sole discretion and expense, may elect to pay for maintenance and/or prosecution of such non-Asserted Patents.

c.	Aequitas shall have sole discretion to determine whether to assert or pursue infringement of, or settle infringement claims relating to the Patents, and to determine whether and to whom to license the Patents. The Parties agree to cooperate with each other in any matters concerning monetization of the Patents, including for example, Neonode, upon written request, executing and delivering to Aequitas any other documents and materials, and taking any further actions, including taking reasonable action to obtain cooperation of named inventors and to provide access to inventors and employees of Neonode, that are reasonably necessary for Aequitas to perfect its title in and to assert the Patents.

6. Term and Termination

a.	The term of this Agreement will commence on the Effective Date and will continue in full force and effect until the date of expiration of the last of the Patents, unless earlier terminated by the Parties as provided herein.

b.	Neonode may terminate this Agreement during the first thirty (30) day period after one (1) year from the Effective Date unless Aequitas has a) filed an action or counterclaim for infringement of one or more of the Patents in a U.S. Federal District Court of appropriate and proper jurisdiction and venue, against at least one entity known to infringe one or more of the Patents, b) generated Total Recoveries, or c) engaged in defending the validity of one or more of the Patents. In the event of such termination, Aequitas shall promptly assign the Patents back to Neonode through an assignment in a form similar to that of Exhibit B.

c.	Any termination of this Agreement shall not relieve Aequitas of liability for any payments due to Neonode based on Total Recoveries. After termination, Aequitas shall be entitled to receive its unreimbursed Costs and 50% of Net Proceeds which 1) accrued or was received prior to the termination date, 2) accrues or is received after the termination date as a result of any settlement, license agreement or other agreement or transaction that was negotiated, made or occurred prior to the termination date, or 3) resulted from any lawsuit or negotiations that were pending at or prior to the occurrence of such termination. In addition, if Neonode uses or continues to use, after Neonode’s termination of the Agreement, for licensing or enforcement of the Patents, Litigation Counsel or Investor introduced or arranged by Aequitas during the term of this Agreement, Aequitas shall also be entitled to full payments (pursuant to Section 2) under all Total Recoveries received or accrued after termination as if this Agreement has not terminated.

d.	Neonode may immediately terminate the Agreement by providing written notice of intent to terminate 1) if Aequitas becomes bankrupt or insolvent, ceases its business operations, or makes an assignment for the benefit of creditors, or 2) if Aequitas becomes in arrears on any payments due under the Agreement and fails to make the payments within 30 days of receiving written notice from Neonode, subject to Neonode’s confirmation with Litigation Counsel that such termination shall not create any standing issues in any pending infringement lawsuit.

7. Assignment

Neonode may transfer or assign its interest in this Agreement, provided that the transferee or assignee is not deemed to be an infringer by Litigation Counsel and agrees to be bound by the terms of this Agreement. Aequitas may transfer or assign this Agreement to an affiliate, provided that such affiliate controls, is controlled by or is under common control with Aequitas and agrees to be bound by the terms of this Agreement.

8. Choice of Law

This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. The Parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in Orange County, California for any action, suit or proceeding arising out of or relating to this Agreement.

9. Indemnification

a.	Indemnification by Aequitas. Aequitas shall hold harmless, defend, and indemnify Neonode, its officers, directors, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands, or causes of action that a court has ruled is caused by, arising out of, or resulting from any breach of any representation or warranty by Aequitas under this Agreement.

b.	Indemnification by Neonode. Neonode shall hold harmless, defend, and indemnify Aequitas, its officers, directors, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands, or causes of action that a court has ruled is caused by, arising out of, or resulting from any breach of any representation or warranty by Neonode under this Agreement.

10. Limitation of Liability

Neonode acknowledges that Aequitas has made no representation or warranty whatsoever regarding the probable outcome of any licensing or enforcement effort and has in no way guaranteed any Total Recoveries from such effort.

Except in the case of fraud or breach of Confidentiality requirements, no party shall be liable for any indirect, punitive, special, incidental or consequential damages in connection with or arising out of this Agreement or for loss of profits or any other economic loss, however it arises and under any theory of liability, whether in an action for contract, warranty, strict liability, tort (including negligence) or otherwise, regardless of whether the Parties have been advised about the possibility of such damages or loss and notwithstanding the failure of essential purpose of any remedy.

11. Relationship between the Parties

The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

12. Confidentiality

a.	Except as may be required by applicable law, regulation or any listing agreement with any applicable securities exchange or an order of a Governmental Authority of competent jurisdiction, during the term of this Agreement and for two (2) years after the termination hereof, each Party agrees to keep secret and confidential all non-public information of the other Party or its affiliates (“Confidential Information”), to use such Confidential Information solely for the purposes contemplated under and in compliance with this Agreement and to take reasonable measures to protect the secrecy of and avoid unauthorized use or disclosure of Confidential Information. Confidential Information does not include that information which (i) was, is now, or becomes generally available to the public or the industry (but not as a result of a breach of any duty of confidentiality by which such Party is bound), or (ii) was disclosed to such Party by a third party not subject to any duty of confidentiality with respect to such information. “Governmental Authority” means any supranational, international, federal, state, local, municipal, provincial, territorial, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

b.	The Parties acknowledge that in connection with the execution of this Agreement, Neonode may issue a press release and file a Form 8-K with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in this Agreement, nothing contained herein will prohibit any Party from disclosing any information which is (i) required under applicable law, regulation, including without limitation the federal securities laws, (ii) any listing agreement with any applicable national securities exchange, or (iii) an order of a Governmental Authority of competent jurisdiction.

c.	Subject to the foregoing provisions in Sections 12a and 12b, the parties hereby designate all information concerning the fact that Neonode has a financial interest in Total Recoveries as the Confidential Information of Neonode, and Aequitas shall have the confidentiality obligations imposed by this Section 12 with respect to such information.

d.	The Parties agree that they have a common, joint and mutual legal interest in cooperating with each other by sharing Confidential Information protected by the attorney-client privilege and the work product doctrine (hereinafter “Common Interest Materials”). The sole purpose for the exchange of Common Interest Materials is to support the Parties’ common legal interest in business opportunities involving the Patents, including litigation involving one or more of such Patents. The Parties intend that any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and protections and no such exchange shall constitute a waiver of any applicable privilege or protection.

13. Severability

If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable laws, such term or provision shall be deemed omitted herein, and the validity, legality and enforceability of the remaining terms and provisions shall not be affected or impaired thereby.

14. Counterparts

This Agreement may be executed in several counterparts. A faxed or emailed copy of a signature page shall be considered an original for purposes of this Agreement.

15. Survival

Sections 2, 3, 4, 6, 8, 9, 10, 11, 12, 13, 14, 15, and 16 shall survive the termination of this Agreement.

16. Entire Agreement; Modification

This Agreement reflects the complete understanding of the parties regarding the subject matter of the Agreement and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of the Agreement. In the event of any inconsistency between the statements in this Agreement, the documents to be delivered hereunder, and the related exhibits and schedules (other than an exception expressly set forth as such in the related exhibits), the statements in this Agreement shall control. This Agreement may be modified after the Effective Date only by a written amendment that expressly references this Agreement and that is signed by an authorized officer of each party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

NEONODE	AEQUITAS

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit A

Family #1 Touch Screen Sweep Gesture

1: US Patent No. 8,095,879

2: US Patent No. 8,650,510

3: US Patent No. 8,812,993

4: US Patent No. 10,088,975

5: US Patent Publication No. 2019/0042067 A1 (patent pending)

6: US Patent No. 9,164,654

7: US Patent Publication No. 2016/0098189 A1 (patent pending)

Family #2 Touch Disambiguation

1: US Patent No. 7,880,732

2: US Patent No. 8,068,101

3: US Patent No. 8,692,806

4: US Patent No. 9,684,413

5: US Patent Publication No. 2017/0308245 A1 (patent pending)

6: Australian Patent No. 2002349625

7: Canadian Patent No. 2,472,354

8: Chinese Patent No. 1276338

9: Japanese Patent No. 4046689

10. Singapore Patent No. 109029

Exhibit B

ASSIGNMENT

WHEREAS, Neonode Inc., a Delaware corporation (“Assignor”) is the owner of the entire right, title, and interest of the U.S. and non-U.S. Patents listed in Exhibit 1 attached hereto;

AND WHEREAS, Aequitas Technologies LLC, a California limited liability company (hereafter, together with any successors, legal representatives or assigns thereof, called “Assignee”) wants to acquire the entire right, title and interest in and to said patents and applications listed in Exhibit I attached hereto, and all the inventions therein, and Assignor is willing to enter into such assignment.

NOW, THEREFORE, effective on __________________________, 2019 and in exchange for good and valuable consideration the receipt of which from Assignee is hereby acknowledged, Assignor has sold, assigned, transferred and set over, and does hereby sell, assign, transfer and set over to Assignee the entire right, title and interest in and to said patents and applications listed in Exhibit I attached hereto, and all patents, patent applications, foreign patents, foreign patent applications, continuations, continuations-in-part, divisionals, extensions, renewals, reissues and re-examinations related to all inventions thereof, including without limitation, all rights to claim priority on the basis thereof, all rights to sue for past, present and future infringement, including the right to collect and receive any damages, royalties, or settlements for such infringements, all rights to sue for injunctive or other equitable relief, and any and all causes of action relating to any of the inventions or discoveries thereof;

Assignor hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreement in conflict with this Assignment;

Assignor hereby further covenants and agrees that it will communicate to Assignee any and all facts known to it respecting said patents, and testify in any legal proceeding, sign all lawful papers, execute and deliver all papers and take any actions that may be necessary or desirable to perfect the title to any aforementioned patents and inventions, execute all divisional, continuation, reexamination, reissue and substitute applications, and make all rightful oaths and generally do everything possible to aid Assignee to obtain and enforce proper patent protection for said inventions in all countries.

IN TESTIMONY WHEREOF, I hereunto set my hand this __ day of ______________, 2019.

Neonode Inc.
(Assignor)

By
Name
Title

Exhibit I

Family #1 Touch Screen Sweep Gesture

1: US Patent No. 8,095,879

2: US Patent No. 8,650,510

3: US Patent No. 8,812,993

4: US Patent No. 10/088,975

5: US Patent Publication No. 2019/0042067 A1 (patent pending)

6: US Patent No. 9,164,654

7: US Patent Publication No. 2016/0098189 A1 (patent pending)

Family #2 Touch Disambiguation

1: US Patent No. 7,880,732

2: US Patent No. 8,068,101

3: US Patent No. 8,692,806

4: US Patent No. 9,684,413

5: US Patent Publication No. 2017/0308245 A1 (patent pending)

6: Australian Patent No. 2002349625

7: Canadian Patent No. 2,472,354

8: Chinese Patent No. 1276338

9: Japanese Patent No. 4046689

10. Singapore Patent No. 109029